Exhibit 99.2

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Peter.Garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces
New $25 Million Share Repurchase Program

INCLINE VILLAGE, NV, September 25, 2017, PDL BioPharma, Inc. (PDL or the Company) (NASDAQ: PDLI) announced today that PDL’s board of directors has authorized a new stock repurchase program to acquire up to $25 million of the Company's common stock. Purchases may be made in open-market transactions, block transactions on or off an exchange, in privately negotiated transactions, or other means as determined by PDL's management and in accordance with the regulations of the Securities and Exchange Commission.

“We were very satisfied with the execution and completion of our first share repurchase program initiated in March of this year and are pleased to announce a new share repurchase program which underscores the confidence we have in our financial performance, business strategy, and our prospects over the next 12 months and beyond,” said John McLaughlin, chief executive officer of PDL. “We believe in a balanced approach to increasing shareholder value through the repurchase of our stock, while maintaining ample liquidity to support future opportunities for strategic investments.”

The timing and actual number of shares repurchased under the new program by PDL will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions. Repurchases may also be made under a trading plan under Rule 10b5-1, which would permit shares to be repurchased when PDL might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions. The repurchase program may be suspended or discontinued at any time without notice.

About PDL BioPharma, Inc.

PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which 9 are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat

Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL’s equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.